Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FIRST QUARTER 2019 RESULTS

- Earnings of $0.03 Per Fully Diluted Share -

- Core FFO of $0.19 Per Fully Diluted Share -

- Leased 308,051 Square Feet of Office and Retail Space -

New York, New York, April 24, 2019—Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today reported its operational and financial results for the first quarter of 2019.

“We continue the execution of our long-term strategy to consolidate, redevelop and re-lease space to larger, higher credit quality tenants at higher rents and create long-term value for shareholders. During the first quarter, we leased approximately 308,000 square feet of office and retail space. In aggregate for the quarter, we delivered peer leading cash rent spreads of 21.1% on new Manhattan office leases and 13.4% on all leases portfolio-wide over previous fully escalated cash rents,” stated John B. Kessler, Empire State Realty Trust’s President and Chief Operating Officer.

“In 2019, Easter week fell entirely in the second quarter, whereas it was split between the first and second quarters in 2018. Due primarily to the Easter shift, first quarter 2019 Observatory revenue declined 3.2% as compared with 2018,” added Kessler. “We are pleased with our progress thus far in 2019 as we continue to execute on our redevelopment program and maintain our strong balance sheet.”

First Quarter Highlights

•	Net income attributable to the Company was $0.03 per fully diluted share.

•	Core Funds From Operations (“Core FFO”) was $0.19 per fully diluted share.

•	Occupancy and leased percentages at March 31, 2019:

•	Total portfolio was 88.8% occupied; including signed leases not commenced (“SLNC”), the total portfolio was 91.5% leased.

•	Manhattan office portfolio (excluding the retail component of these properties) was 88.9% occupied; including SLNC, the Manhattan office portfolio was 92.2% leased.

•	Retail portfolio was 90.7% occupied; including SLNC, the retail portfolio was 92.3% leased.

•	Empire State Building was 92.9% occupied; including SLNC, was 94.1% leased.

•

Signed 34 leases, representing 308,051 rentable square feet across the total portfolio, and achieved a 13.4% increase in mark-to-market cash rent over previous fully escalated cash rents portfolio-wide on new, renewal, and expansion leases.

•

Signed 21 new leases representing 153,506 rentable square feet for the Manhattan office portfolio (excluding the retail component of these properties), and achieved an increase of 21.1% in mark-to-market cash rent over previous fully escalated cash rents.

•

Signed a renewal lease totaling 119,226 rentable square feet with the Federal Deposit Insurance Corporation, which addressed the Company’s largest near-term lease expiration and represents 1.3% of the portfolio’s annualized rent.

•

Empire State Building Observatory revenue for the first quarter 2019 decreased by 3.2% to $20.6 million from $21.2 million in the first quarter 2018. Net operating income for the first quarter 2019 decreased by 6.6% to $13.0 million from $13.9 million in the first quarter 2018, primarily due to the Easter holiday shift.

•	Declared a dividend of $0.105 per share.

Financial Results for the First Quarter 2019

Net income attributable to common stockholders was $5.7 million, or $0.03 per fully diluted share, compared to $9.8 million, or $0.06 per fully diluted share, in the first quarter of 2018.

Core FFO was $56.7 million, or $0.19 per fully diluted share, compared to $59.3 million, or $0.20 per fully diluted share, in the first quarter of 2018.

Modified FFO was $56.7 million, or $0.19 per fully diluted share, compared to $59.3 million, or $0.20 per fully diluted share, in the first quarter of 2018.

FFO was $54.7 million, or $0.18 per fully diluted share, compared to $57.3 million, or $0.19 per fully diluted share, in the first quarter of 2018.

A reconciliation of net income to FFO, Modified FFO and Core FFO is provided in the tables accompanying this press release.

Portfolio Operations

As of March 31, 2019, the Company’s total portfolio contained 10.1 million rentable square feet of office and retail space. The Company’s occupancy levels fluctuate in certain periods due to the timing lag between the date of tenants’ move out and the date of Company’s completion of redevelopment work for new leases to commence. As of March 31, 2019, the Company’s portfolio was occupied and leased as shown below. Leased percentages include signed leases not commenced.

	March 31, 2019	December 31, 2018	March 31, 2018
Percent occupied:
Total portfolio	88.8%	88.8%	88.1%
Total office	88.6%	88.6%	88.0%
Manhattan office	88.9%	88.8%	87.3%
Empire State Building	92.9%	93.4%	92.8%
Retail	90.7%	90.8%	89.7%
Percent leased:
Total portfolio	91.5%	91.8%	91.5%
Total office	91.4%	91.8%	91.5%
Manhattan office	92.2%	92.7%	91.6%
Empire State Building	94.1%	94.1%	93.9%
Retail	92.3%	91.3%	91.4%

Leasing

For the three months ended March 31, 2019, the Company signed 34 new, renewal, and expansion leases within the total portfolio, comprising 308,051 rentable square feet with an average starting rental rate of $63.90 per rentable square foot, representing an increase of 13.4% over the previous fully escalated cash rent.

On a blended basis, the 29 new, renewal, and expansion office leases, comprising 284,810 rentable square feet signed within the Manhattan office portfolio during the first quarter, had an average starting rental rate of $63.17 per rentable square foot, representing an increase of 14.1% over the previous fully escalated cash rent.

Leases Signed in the First Quarter 2019 for the Manhattan Office Portfolio

•

21 new leases, comprising 153,506 rentable square feet, with an average starting rental rate of $63.74 per rentable square foot, representing an increase of 21.1% over the previous fully escalated cash rent, and

•

8 renewal leases, comprising 131,304 rentable square feet, with an average starting rental rate of $62.51 per rentable square foot, representing an increase of 6.8% over the previous fully escalated cash rent.

Significant Leases Executed During the First Quarter 2019

•	At the Empire State Building, the Company signed a renewal lease totaling 119,226 rentable square feet with the Federal Deposit Insurance Corporation for a term of 4.9 years.

•	At the Empire State Building, the Company signed a new office lease totaling 25,294 rentable square feet with Abrams Artists Agency, LLC for a term of 15.7 years.

•

At 1359 Broadway, the Company signed an expansion lease totaling 23,175 rentable square feet with Sisense Inc. for a term of 13 years. Sisense Inc. will now occupy a total of 47,344 rentable square feet at 1359 Broadway.

Empire State Building

During the first quarter 2019, the Company signed seven office leases at the Empire State Building, representing 163,956 rentable square feet in the aggregate.

Observatory revenue for the first quarter 2019 was $20.6 million, a 3.2% decrease from $21.2 million in the first quarter 2018. The Observatory hosted approximately 601,000 visitors in the first quarter 2019 compared to 644,000 visitors in the first quarter 2018, a decrease of 6.7%. In 2018, the Easter holiday week was split between the first and second quarters, versus 2019, the Easter holiday week was entirely in the second quarter. Consistent with its new methodology, the Company has adjusted prior period Observatory admissions figures, which reflects the performance against unique visitors, excluding visitors who make a second visit at no additional charge. There were 15 bad weather days in each of the first quarters of 2018 and 2019. For the first quarter of 2019, the Company estimates that the bad weather days resulted in approximately 10,000 fewer visitors than in the prior year period based upon when those bad weather days occurred within each period.

The Company continues its work on the 102nd floor component of its Observatory upgrade program and it closed the 102nd floor in January 2019. The 102nd floor Observatory may stay closed for as long as nine months during the upgrade. The elevator servicing the 102nd floor Observatory was closed to visitors, during the first quarter of 2018, for the planned replacement of the original machinery and a new, higher speed glass elevator.

Balance Sheet

At March 31, 2019, there was no outstanding balance under the Company’s $1.1 billion unsecured revolving credit facility, and the Company’s $265 million term loan facility was fully drawn. The facilities have an accordion feature allowing for an increase in the maximum aggregate principal balance to $1.75 billion under certain circumstances. The Company held cash, cash equivalents and short-term investments of $593.0 million at March 31, 2019.

As of March 31, 2019, the Company had total debt outstanding of approximately $1.9 billion, with a weighted average interest rate of 3.84% per annum, and a weighted average term to maturity of 7.8 years. None of the Company’s outstanding debt is subject to variable interest rates. At March 31, 2019, the Company’s consolidated net debt to total market capitalization was approximately 21.6% and consolidated net debt to EBITDA was 3.6x.

Dividend

On March 29, 2019, the Company paid a dividend of $0.105 per share for the first quarter 2019 to holders of the Company’s Class A common stock (NYSE: ESRT) and Class B common stock and to holders of the operating partnership’s Series ES, Series 250 and Series 60 operating partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR operating partnership units. The Company paid a dividend of $0.15 per unit for the first quarter 2019 to holders of the operating partnership’s private perpetual preferred units.

Webcast and Conference Call Details

Empire State Realty Trust, Inc. will host a webcast and conference call, open to the general public, on Thursday, April 25, 2019 at 8:00 am Eastern time.

The webcast will be accessible in the “Investors” section of the Company’s website at www.empirestaterealtytrust.com. To listen to the live webcast, go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780 for international callers. A dial-in replay will be available starting shortly after the call until May 2, 2019, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13689781.

The Supplemental Report will be available prior to the conference call in the “Investors” section of the Company’s website at www.empirestaterealtytrust.com.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2019, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut, and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in our industry, the real estate markets, either nationally or in Manhattan or the greater New York metropolitan area; resolution of legal proceedings involving the company; reduced demand for office or retail space; general volatility of the capital and credit markets and the market price of our Class A common stock and our publicly-traded operating partnership units; changes in our business strategy; changes in technology and market competition which affect utilization of our broadcast or other facilities; changes in domestic or international tourism, including geopolitical events and currency exchange rates; defaults on, early terminations of, or non-renewal of, leases by tenants; fluctuations in interest rates; declining real estate valuations and impairment charges; termination or expiration of our ground leases; our failure to obtain or maintain necessary outside financing, including our unsecured revolving credit facility and term loan facility; our leverage; decreased rental rates or increased vacancy rates; our failure to redevelop and reposition properties, or to execute any newly planned capital project, successfully or on the anticipated timeline or at the anticipated costs; difficulties in identifying properties to acquire and completing acquisitions; risks of real estate development (including our Metro Tower development site) and capital projects, including the cost of construction delays and cost overruns; impact of changes in governmental regulations, tax laws and rates and similar matters; and our failure to qualify as a real estate investment trust, or REIT. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to update or revise publicly any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this press release, except as required by applicable law.

Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Sard Verbinnen & Co.

(212) 687-8080

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Income

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues
Rental revenue (1)	$143,417	$122,311
Tenant expense reimbursement (1)	—	17,794
Observatory revenue	20,569	21,249
Lease termination fees	388	622
Third-party management and other fees	320	463
Other revenue and fees	2,599	4,832

Total revenues	167,293	167,271
Operating expenses
Property operating expenses	42,955	44,185
Ground rent expenses	2,331	2,331
General and administrative expenses	14,026	12,628
Observatory expenses	7,575	7,336
Real estate taxes	28,232	26,744
Depreciation and amortization	46,098	39,883

Total operating expenses	141,217	133,107
Total operating income	26,076	34,164
Other income (expense):
Interest income	3,739	1,225
Interest expense	(20,689)	(17,591)

Income before income taxes	9,126	17,798
Income tax benefit	730	260

Net income	9,856	18,058
Preferred unit distributions	(234)	(234)
Net income attributable to non-controlling interests	(3,945)	(8,056)

Net income attributable to common stockholders	$5,677	$9,768

Total weighted average shares
Basic	175,850	162,667

Diluted	298,049	296,827

Net income per share attributable to common stockholders
Basic	$0.03	$0.06

Diluted	$0.03	$0.06

Note:

(1)

The Company adopted Financial Accounting Standards Board Topic 842 using the modified retrospective approach as of January 1, 2019 and elected to apply the transition provisions of the standard at adoption. As such, the prior period amounts presented under ASC 840 were not restated to conform with the 2019 presentation. The Company adopted the practical expedient in Topic 842, which allowed the Company to avoid separating lease and non-lease rental income. Consequently, all rental income earned pursuant to tenant leases in 2019 is reflected as one category, “Rental Revenue,” in the 2019 consolidated statements of income. The billed tenant expense reimbursement was $16,783 for the three months ended March 31, 2019.

In connection with the adoption of Topic 842, beginning in 2019, we expensed certain leasing costs that were previously capitalized. Had we adopted in 2018, we would have expensed an additional $1.0 million of such costs in the first quarter 2018.

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net income	$9,856	$18,058
Preferred unit distributions	(234)	(234)
Real estate depreciation and amortization	45,092	39,468

FFO attributable to common stockholders and non-controlling interests	54,714	57,292
Amortization of below-market ground leases	1,958	1,958

Modified FFO attributable to common stockholders and non-controlling interests	56,672	59,250

Core FFO attributable to common stockholders and non-controlling interests	$56,672	$59,250

Total weighted average shares
Basic	298,049	296,824

Diluted	298,049	296,827

FFO per share
Basic	$0.18	$0.19

Diluted	$0.18	$0.19

Modified FFO per share
Basic	$0.19	$0.20

Diluted	$0.19	$0.20

Core FFO per share
Basic	$0.19	$0.20

Diluted	$0.19	$0.20

Empire State Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	March 31,	December 31,
	2019	2018
Assets
Commercial real estate properties, at cost	$2,936,680	$2,884,486
Less: accumulated depreciation	(777,794)	(747,304)

Commercial real estate properties, net	2,158,886	2,137,182
Cash and cash equivalents	242,910	204,981
Restricted cash	61,766	65,832
Short-term investments	350,000	400,000
Tenant and other receivables	22,052	29,437
Deferred rent receivables	206,307	200,903
Prepaid expenses and other assets	37,766	64,345
Deferred costs, net	233,382	241,223
Acquired below market ground leases, net	358,440	360,398
Right of use assets	29,452	—
Goodwill	491,479	491,479

Total assets	$4,192,440	$4,195,780

Liabilities and equity
Mortgage notes payable, net	$607,823	$608,567
Senior unsecured notes, net	1,047,078	1,046,219
Unsecured term loan facility, net	264,271	264,147
Unsecured revolving credit facility	—	—
Accounts payable and accrued expenses	127,986	130,676
Acquired below market leases, net	48,731	52,450
Ground lease liabilities	29,452	—
Deferred revenue and other liabilities	43,339	44,810
Tenants’ security deposits	56,559	57,802

Total liabilities	2,225,239	2,204,671
Total equity	1,967,201	1,991,109

Total liabilities and equity	$4,192,440	$4,195,780